Exhibit 99.1

Trex Company Announces Second-Quarter-2010 Results

- Sales Rise 26% over Q2 2009

- Results Include $11.4 Million of Non-Cash Charges for Increased Warranty Reserve and Spanish Recycling Joint Venture

- Ends Quarter with $22 Million in Cash

WINCHESTER, Va.--(BUSINESS WIRE)--August 3, 2010--Trex Company, Inc. (NYSE: TREX), manufacturer and distributor of Trex® decking, railing, fencing and trim, today announced financial results for the second quarter ended June 30, 2010.

Net sales for the second quarter of 2010 totaled $115.5 million compared to net sales of $91.5 million for the 2009 second quarter. The Company reported net income of $5.6 million, or $0.35 per diluted share, for the 2010 period compared to net income of $7.4 million, or $0.49 per diluted share, for the 2009 period. The Company recognized $11.4 million of certain non-cash charges (“second-quarter charges”) during the 2010 period, which included a $9.0 million increase to its warranty reserve for decking material manufactured at the Company’s Nevada plant prior to mid-2006 and a $2.4 million charge related to its joint venture for recycling waste polyethylene in Spain. Before giving effect to the second-quarter charges, net income on a pro-forma basis was $17.0 million, or $1.07 per diluted share.

For the six months ended June 30, 2010, Trex Company reported net sales of $181.8 million compared to net sales of $159.1 million for the prior-year period. The Company reported net income of $1.0 million, or $0.06 per diluted share, for the first six months of 2010 compared to net income of $4.3 million, or $0.28 per diluted share, for the 2009 period. Before giving effect to the aforementioned second-quarter charges, net income on a pro-forma basis for the first six months of 2010 totaled $12.4 million, or $0.79 per diluted share.

Chairman, President and CEO Ronald W. Kaplan commented, “Our sales were even stronger than expected in the second quarter. The additional manufacturing lines we retrofitted to produce our groundbreaking, ultra-low-maintenance product, Trex Transcend®, helped us meet market demand while our complementary Transcend railing system, which offers consumers more colors, styles and shapes to create the look they want, also drove sales. In fact, our railing sales hit an all-time record in the month of June. At the same time, the enhancements we made to Trex’s traditional decking platform late last year continued to be well received, and sales of TrexTrim™ gained momentum during the quarter.

“Before taking into account the impact of our increased warranty reserve, our second-quarter gross margin was 34.4%, a 320-basis-point improvement over last year’s period. This increase reflects increased production volume and the continued effectiveness of our focus on productivity enhancements and cost containment.

“Our current branding efforts have also been very effective as we continue delivering our key message that the beauty and performance of Trex products give homeowners more time to enjoy their outdoor living experience. We will continue our programs to reach consumers, contractors, and the trade in the third quarter as we pursue our goal of further expanding Trex’s leading market share. We expect robust sales in the 2010 third quarter of $72 million as compared to $61.9 million in the 2009 third quarter.”

In 2007, the Company substantially increased its warranty reserve related to surface flaking of a limited amount of product produced at the company’s Nevada facility prior to mid-2006. During 2009, a class action suit related to surface flaking was filed against Trex. The Company believes that, as a result of the suit and related public announcements in several national periodicals and the subsequent announcement of the settlement in March 2010, there was an influx of claims. These claims have been reviewed, and as a result, the warranty reserve was increased. Accordingly, the Company recorded an addition of $9.0 million to its warranty reserve in the second quarter of 2010.

In 2000, the Company entered into a joint venture, Denplax, SA, to recycle waste polyethylene at a facility in Spain. During the first half of 2010, the joint venture provided approximately 6% of the Company’s need for recycled plastic. The joint venture has not been able to supply the material at the quantity or cost that the Company requires. Therefore, the Company determined during the second quarter of 2010 that it would end its purchasing relationship with Denplax and begin to domestically source its requirements with higher-quality material at a lower cost. The Company will start purchasing from these domestic sources during the third quarter of 2010. Accordingly, the Company recognized a $2.4 million non-cash charge in the second quarter of 2010. This charge is equal to the Company’s entire investment in the joint venture, including equity and a note receivable.

Second-Quarter-2010 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second-quarter-2010 results on Tuesday, August 3, 2010 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 and reference conference ID #83714567. A live webcast of the conference call will also be available to all investors in the Investor Relations section of the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

For those who cannot listen to the live broadcast, the webcast will be available on Trex’s website for 30 days. A telephone replay of the call will also be available for seven days, beginning at approximately 1:00 p.m. ET on Tuesday, August 3, 2010. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #83714567.

About Pro-Forma Net Income and Related Earnings Per Share (EPS)

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, the Company uses the following non-GAAP financial measures: net income on a pro-forma basis and related EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP.

The Company defines net income on a pro-forma basis as net income before certain charges. The 2010 charges of $11.4 million include the second quarter $9.0 million increase to its warranty reserve for decking material manufactured at the Company’s Nevada plant prior to mid-2006 and the second quarter $2.4 million charge related to its joint venture for recycling waste polyethylene in Spain. The Company defines related EPS as net income on a pro-forma basis divided by the weighted average outstanding shares, on a fully diluted basis. The Company uses these pro-forma financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company also believes that investors and analysts benefit from referring to these pro-forma financial measures in assessing the performance and expectations of the Company’s future performance.

For more information on the reconciliation of GAAP and pro-forma financial terms, please see the two tables titled “Reconciliations of Pro-Forma results of operations measures to the nearest comparable GAAP measures Three Months Ended June 30, 2010” and “Reconciliations of Pro-Forma results of operations measures to the nearest comparable GAAP measures Six Months Ended June 30, 2010” at the end of this release.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2010 and its subsequent report on Form 10-Q filed on May 6, 2010 discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing and fencing, with nearly 20 years of product experience. Built on “green” principles and values, Trex makes its products from a unique formulation of reclaimed wood and waste plastic, combined through a proprietary process. Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes® and PVC trim under the trademark TrexTrim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Transcend®, Trex Escapes® and TrexTrim™ are trademarks of Trex Company, Inc., Winchester, Va.

TREX COMPANY, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010

Net sales	$91,455	$115,499	$159,105	$181,839

Cost of sales	62,893	84,775	113,790	135,036

Gross profit	28,562	30,724	45,315	46,803

Selling, general and administrative expenses	17,423	21,228	33,973	38,280

Income from operations	11,139	9,496	11,342	8,523

Interest expense, net	3,643	3,868	7,082	7,670

Income before income taxes	7,496	5,628	4,260	853

Provision (benefit) for income taxes	118	-	(2)	(134)

Net income	$7,378	$5,628	$4,262	$987

Basic earnings per common share	$0.49	$0.37	$0.28	$0.07

Basic weighted average common shares outstanding	15,051,200	15,188,963	15,031,398	15,165,942

Diluted earnings per common share	$0.49	$0.35	$0.28	$0.06

Diluted weighted average common shares outstanding	15,107,510	15,880,484	15,094,572	15,636,305

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	31-Dec-09	30-Jun-10

ASSETS
Current assets:

Cash and cash equivalents	$19,514	$22,258
Accounts receivable	31,429	53,826
Inventories	45,485	50,907
Prepaid expenses and other assets	2,368	1,843
Income taxes receivable	7,775	184
Total current assets	106,571	129,018
Property, plant and equipment, net	137,027	130,825
Goodwill	6,837	6,837
Other assets	6,024	2,521
Total assets	$256,459	$269,201
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$16,514	$17,070
Accrued expenses	19,126	22,471
Accrued warranty	9,256	6,729
Deferred income taxes	485	485
Current portion of long-term debt	545	567
Total current liabilities	45,926	47,322
Deferred income taxes	1,925	1,925
Accrued taxes	3,735	3,388
Non-current accrued warranty	2,268	8,680
Debt-related derivatives	392	378
Long-term debt, net of current portion	76,634	80,240
Total liabilities	130,880	141,933
Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $0.01 par value, 40,000,000 shares authorized; 15,397,093 and 15,453,202 shares issued and outstanding at December 31, 2009 and June 30, 2010, respectively	154	155
Additional paid-in capital	96,197	96,885
Accumulated other comprehensive loss	(265)	(251)
Retained earnings	29,493	30,479
Total stockholders’ equity	125,579	127,268
Total liabilities and stockholders’ equity	$256,459	$269,201

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2009	2010

OPERATING ACTIVITIES
Net income	$4,262	$987
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	15,492	14,992
Other non-cash charges	1,648	2,934
Changes in operating assets and liabilities	6,909	(10,625)

Net cash provided by operating activities	$28,311	$8,288

INVESTING ACTIVITIES	$(4,067)	$(4,255)

FINANCING ACTIVITIES	$(1,066)	$(1,289)

Net increase in cash and cash equivalents	$23,178	$2,744
Cash and cash equivalents at beginning of period	$23,189	$19,514

Cash and cash equivalents at end of period	$46,367	$22,258

TREX COMPANY, INC.
Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures
Three Months Ended June 30,
(amounts in 000's except for EPS)

		2010 Reconciliation

	2009	GAAP 2010	Pro-Forma Adjustments(1)	Pro-Forma 2010

Net sales	$91,455	$115,499	$0	$115,499

Cost of sales	$62,893	$84,775	($9,000)	$75,775

Gross Profit	$28,562	$30,724	$9,000	$39,724
% of Net sales	31.2%	26.6%	7.8%	34.4%

SG&A expenses	$17,423	$21,228	($2,405)	$18,823
% of Net sales	19.1%	18.4%	-2.1%	16.3%

Income from operations	$11,139	$9,496	$11,405	$20,901
% of Net sales	12.2%	8.2%	9.9%	18.1%

Income before income taxes	$7,496	$5,628	$11,405	$17,033

Net income	$7,378	$5,628	$11,405	$17,033
% of Net sales	8.1%	4.9%	9.9%	14.7%

Diluted earnings per common share	$0.49	$0.35	$0.72	$1.07

(1) 2010 Pro-Forma Adjustments include a $9MM increase to the previously established warranty reserve (Cost of sales) and a $2.4MM charge related to our joint venture in Spain (SG&A expenses).

TREX COMPANY, INC.
Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures
Six Months Ended June 30,
(amounts in 000's except for EPS)

		2010 Reconciliation

	2009	GAAP 2010	Pro-Forma Adjustments(1)	Pro-Forma 2010

Net sales	$159,105	$181,839	$0	$181,839

Cost of sales	$113,790	$135,036	($9,000)	$126,036

Gross Profit	$45,315	$46,803	$9,000	$55,803
% of Net sales	28.5%	25.7%	4.9%	30.7%

SG&A expenses	$33,973	$38,280	($2,405)	$35,875
% of Net sales	21.4%	21.1%	-1.3%	19.7%

Income from operations	$11,342	$8,523	$11,405	$19,928
% of Net sales	7.1%	4.7%	6.3%	11.0%

Income before income taxes	$4,260	$853	$11,405	$12,258

Net income	$4,262	$987	$11,405	$12,392
% of Net sales	2.7%	0.5%	6.3%	6.8%

Diluted earnings per common share	$0.28	$0.06	$0.73	$0.79

(1) 2010 Pro-Forma Adjustments include a $9MM increase to the previously established warranty reserve (Cost of sales) and a $2.4MM charge related to our joint venture in Spain (SG&A expenses).

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
Lippert/Heilshorn & Associates
Harriet Fried, 212-838-3777